Exhibit 10.32

THIRD AMENDMENT TO LEASE OF SPACE

755 S JASON ST, UNIT 150, DENVER, CO 80223

THIS THIRD AMENDMENT TO LEASE OF SPACE (“Agreement”), is entered into on August 1, 2021, by and between William P. Vassil and James J. Domenico with 755 S Jason Street, LLC (“Lessor”) and Diego Pellicer Worldwide, Inc. (“Lessee”). Lessor and Lessee may collectively be referred to as the “Parties,” or individually as a “Party.”

RECITALS:

A.	WHEREAS, effective August 1, 2015, Lessor and Lessee entered into a lease agreement (“Lease”), as amended, for certain premises located at 755 S Jason St, Unit 150, Denver, Colorado, 80223 (“Premises”).

B.	WHEREAS, effective July 15, 2017, as set forth in a sublease agreement (“Sublease”), as amended, and related Sublease Assignment Agreement, Lessee subleases the Premises to Royal Asset Management, LLC (“RAM”).

NOW, THEREFORE, in consideration of the conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, all Parties agree as follows:

1.	Extension of Term. The Parties hereby agree to extend and continue the Lease for an additional term of three (3) years, with a new Lease termination date of July 31, 2024 (the “Extended Term”), upon the terms and conditions contained in herein, except the Base Rent will be (a) $20,000 per month, from August 1, 2021, through and including July 31, 2022; (b) $20,600 per month from August 1, 2022, through and including July 31, 2023; and (c) $21,218 per month from August 1, 2023, through and including July 31, 2024.

2.	Additional Option Period. Lessee shall, provided the Lease is in full force and effect and Lessee is not in default under any of the terms and conditions of the Lease at the time of notification or commencement, have two (2) options to extend the Lease for an additional term of three (3) years each as of the date the extension term is to commence, on the same terms and conditions set forth in the Lease, as amended. If Lessee elects to exercise either option, Lessee shall provide notice to Lessor of Lessee’s intent to exercise such option to extend no later than ninety (90) days prior to the end of the Extended Term. Each subsequent year, the Base Lease Rate shall increase by three percent (3%) over the preceding year.

3.	Miscellaneous.

a.	In the event of any litigation arising out of or in connection with this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.

b.	The Lease as modified herein remains in full force and effect and is ratified by the Parties. In the event of any conflict between the Lease and this Agreement, the terms and conditions of this Agreement shall control.

c.	This Agreement is binding upon and inures to the benefit of the Parties and their heirs, personal representatives, successors and assigns.

Third Amendment to Lease of Space	1

d.	This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this agreement on the date written hereinabove.

LESSOR:	LESSEE:
WILLIAM P. VASSIL	DIEGO PELLICER WORLDWIDE, INC

By:	By:

Print:	WILLIAM P. VASSIL	Print:	Nello Gonfiantini III, CEO

Date:	August 15, 2021	Date:	Aug 20, 2021

LESSOR:	LESSOR:
JAMES J. DOMENICO	755 S. JASON STREET, LLC

By:	By:

Print:	JAMES J. DOMENICO	Print:	JAMES J. DOMENICO - Manager

Date:	8-16-21	Date:	8-16-21

Third Amendment to Lease of Space	2